EXHIBIT 99


                NEWELL RUBBERMAID INC. SAFE HARBOR STATEMENT


        The Company has made statements in its Annual Report on Form 10-K for the year ended December 31, 1999, and the documents incorporated by reference therein that constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995.
   These statements are subject to risks and uncertainties. The statements relate to, and other forward-looking statements that may be made by the Company, may relate to, information or assumptions about sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, Euro conversion plans and related risks, Year 2000 plans and related risks, pending legal proceedings and claims (including environmental matters), future economic performance, operating income improvements, synergies, management's plans, goals and objectives for future operations and growth. These statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "project," "expect," "should" or similar statements. You should understand that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that are discussed below, as well as the matters set forth generally in the 1999 Form 10-K and the documents that are incorporated by reference therein could cause actual results to differ. In addition, there can be no assurance that:

             - we have correctly identified and assessed all of the factors affecting the Company; or
             - the publicly available and other information with respect to these factors is complete or correct.

   Retail Economy
   --------------

        Our business depends on the strength of the retail economies in various parts of the world, primarily in the U.S. and to a lesser extent in:

             - Europe, including the Middle East and Africa;
             - Latin America; including Mexico and Central
                America;
             - Canada; and
             - Asia, including Australia and New Zealand.

        These retail economies are affected by such factors as consumer demand, the condition of the consumer products retail industry and

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   weather conditions.  In recent years, the consumer products retail industry has been characterized by intense competition and consolidation among both product suppliers and retailers.

   Nature of the Marketplace
   -------------------------

        We compete with numerous other manufacturers and distributors of consumer products, many of which are large and well-established. In addition, our principal customers are volume purchasers, many of which are much larger than us and have strong bargaining power with suppliers, which limits our ability to recover cost increases through increased selling prices. The rapid growth of large mass merchandisers, such as discount stores, warehouse clubs, home centers and office superstores, together with changes in consumer shopping patterns, have contributed to a significant consolidation of the consumer product retail industry and the formulation of dominant multi-category retailers. Other trends among retailers are to require manufacturers to supply innovative new products, maintain or reduce product prices or deliver products with shorter lead times, or for the retailer to import generic products directly from foreign sources.
   The combination of these market influences has created an intensely competitive environment in which our principal customers continuously evaluate which product suppliers to use, resulting in pricing pressures and the need for ongoing improvements in customer service.

   Growth by Acquisition
   ---------------------

        The acquisition of companies that sell name brand, staple consumer product lines to volume purchasers is one of the foundations of our growth strategy. Our ability to continue to make sufficient strategic acquisitions at reasonable prices and to integrate the acquired businesses within a reasonable period of time are important factors in our future earnings growth.

   Foreign Operations
   ------------------

        Foreign operations, which include manufacturing in Canada, Mexico, Brazil, Columbia, Venezuela and many countries in Europe, and importing products from the Far East, increasingly are becoming important to our business. Foreign operations can be affected by factors such as currency devaluation, other currency fluctuations and the Euro currency conversion, tariffs, nationalization, exchange controls, interest rates, limitations on foreign investment in local business and other political, economic and regulatory risks and difficulties.





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   Integration of Rubbermaid
   -------------------------

        Our merger with Rubbermaid incorporated was effective on March 24, 1999. Since the merger, we have continued the process of integrating Rubbermaid's businesses into our businesses, administrative savings initiatives, operations savings initiatives and customer service/sales inititatives. Our ability to integrate these businesses successfully and to realize anticipated operating income improvements continues to be a challenge given the size of Rubbermaid and the differences in corporate culture. All of these issues continue to be important factors in our future earnings growth.




































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